FOR IMMEDIATE RELEASE

Contact Information
Joe McComish, Investor Relations
Phone: (701) 837-7104
E-mail: IR@centerspacehomes.com

CENTERSPACE ANNOUNCES CEO TRANSITION OF MARK DECKER, JR.
TO ANNE OLSON

Minneapolis, Minnesota — March 23, 2023 — Centerspace, Inc. (NYSE:CSR) announced today the transition of Mark Decker, Jr., the Company’s President and CEO since 2017. As part of the succession plan, the Board of Directors has appointed Anne Olson, the Company’s Executive Vice President, Chief Operating Officer, and General Counsel, to succeed Mr. Decker as President and CEO effective March 31, 2023, at which time she will also join the Centerspace Board. Mr. Decker will continue to serve on the Company’s Board of Directors through the end of his current term in May and will remain an advisor to the Company during that time to ensure a smooth transition.
“Anne has been an integral part of overseeing the strategic transformation of the Company’s portfolio during her time at Centerspace and has led the build-out of the Company’s operational and technology platforms,” said John Schissel, Chairman of the Company's Board of Directors. “She has a track record of success at Centerspace, deep leadership experience and extensive industry knowledge that make her the clear choice to lead the Company in its next chapter. Centerspace’s focus on operations and portfolio repositioning will continue our ongoing efforts to improve portfolio quality and balance sheet strength as demonstrated by the recent closing of $144 million of non-core asset sales.”
“On behalf of myself, the management team, the Board and the entire Company, I want to express our thanks and appreciation to Mark for his many contributions and dedication to Centerspace for more than six years,” Schissel continued. “Mark expedited the transition of the Company from a diversified REIT to a focused owner operator of apartment homes. His leadership has been instrumental in the Company’s transformational achievements. This includes the successful entry into the Denver, Colorado market and a higher-quality portfolio by acquiring approximately $1.5 billion of multifamily assets.”
Ms. Olson joined Centerspace in April 2017 and has served in her current role since June of 2018. Prior to joining Centerspace, Ms. Olson was most recently a Partner in Dorsey & Whitney’s Real Estate Practice Group, where she focused on development and investment real estate for publicly traded and publicly registered REITs, as well as private equity funds and national developers.
About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 75 apartment communities consisting of 13,498 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2022 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.